Exhibit 99.1

Odysight.ai Announces the Pricing of $21.5 Million Public Offering and Uplisting to the Nasdaq Capital Market

Odysight.ai common stock to begin trading on Nasdaq Tuesday, February 11, 2025, under the symbol “ODYS”

OMER, Israel, February 10, 2025 – Odysight.ai Inc. (Nasdaq: ODYS) (“Odysight.ai” or the “Company”), a pioneering developer of AI systems for Predictive Maintenance (PdM) and Condition-Based Monitoring (CBM), today announced the pricing of a public offering of 3,307,692 shares of its common stock at a price to the public of $6.50 per share. The sole book-running manager of the offering will have a 30-day option to purchase up to an additional 496,153 shares of common stock from Odysight.ai at the public offering price, less underwriting discounts and commissions.

Odysight.ai’s common stock has been approved for listing and is expected to begin trading on the Nasdaq Capital Market under the symbol “ODYS” on Tuesday, February 11, 2025.

The offering is expected to close on February 12, 2025, subject to customary closing conditions.

The gross proceeds to Odysight.ai from the offering, before deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $21.5 million. Odysight.ai intends to use the net proceeds from this offering for expanded research and development, increased sales and marketing, working capital and other general corporate purposes.

The Benchmark Company, LLC is acting as sole book-running manager for the offering.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission, and became effective on February 10, 2025. The proposed offering will be made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from The Benchmark Company, LLC, 150 East 58th St., 17th Floor, New York, NY 10155, by telephone: (212) 312-6700, or by email at prospectus@benchmarkcompany.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Odysight.ai

Odysight.ai is pioneering the Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) markets with its visualization and AI platform. Providing video sensor-based solutions for critical systems in the aviation, transportation, and energy industries, Odysight.ai leverages proven visual technologies and products from the medical industry. Odysight.ai’s unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Odysight.ai’s platform allows maintenance and operations teams visibility into areas which are inaccessible under normal operation, or where the operating ambience is not suitable for continuous real-time monitoring.

We routinely post information that may be important to investors in the Investors section of our website. For more information, please visit: https://www.odysight.ai or follow us on Twitter, LinkedIn and YouTube.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering and the intended use of net proceeds from the offering. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward- looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to the following: (i) market acceptance of our existing and new products, including those that utilize our micro Odysight.ai technology or offer Predictive Maintenance and Condition Based Monitoring applications, (ii) lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device and related industries from much larger, multinational companies, (v) product liability claims, product malfunctions and the functionality of Odysight.ai’s solutions under all environmental conditions, (vi) our limited manufacturing capabilities and reliance on third-parties for assistance, (vii) an inability to establish sales, marketing and distribution capabilities to commercialize our products, (viii) an inability to attract and retain qualified personnel, (ix) our efforts to obtain and maintain intellectual property protection covering our products, which may not be successful, (x) our reliance on a single customer that accounts for a substantial portion of our revenues, (xi) our reliance on single suppliers for certain product components, including for miniature video sensors which are suitable for our Complementary Metal Oxide Semiconductor technology products, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xiii) the impact of computer system failures, cyberattacks or deficiencies in our cybersecurity, (xiv) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical, global supply chain and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction and (xv) political, economic and military instability in Israel, including the impact of Israel’s war against Hamas and Hezbollah. These and other important factors discussed in Odysight.ai’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2024 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, Odysight.ai undertakes no obligation to publicly update or revise forward-looking information.

Investor Relations Contact:

Miri Segal

MS-IR LLC

msegal@ms-ir.com

Company Contact:

Einav Brenner, CFO

info@odysight.ai